Exhibit 99.3

NM Holding Company, Inc. and Subsidiaries

Consolidated Financial Statements (Unaudited)

As of March 31, 2012 and for the Three Months Ended
March 31, 2012 and 2011

Contents

Consolidated Balance Sheets as of March 31, 2012 and December 31, 2011	1
Consolidated Statements of Operations for the Three Months Ended March 31, 2012 and 2011	2
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2012 and 2011	3
Notes to Consolidated Financial Statements	4

NM Holding Company, Inc. and Subsidiaries

Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2012	2011
	(In Thousands, Except Share Amounts)
Assets
Current assets
Cash and cash equivalents	$12,166	$17,070
Trade accounts receivable, net of allowances for doubtful accounts of $311 and $314 at March 31, 2012 and December 31, 2011, respectively	20,517	21,138
Inventories	21,474	21,392
Prepaid expenses and other current assets	1,896	1,461
Total current assets	56,053	61,061

Property, plant and equipment, net	31,398	32,036
Definite-lived intangible assets, net	93,993	96,246
Debt issuance costs, net	5,997	6,512
Other assets	762	742
Goodwill and indefinite-lived intangible assets	219,121	219,121
Total assets	$407,324	$415,718

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$4,801	$4,801
Accounts payable	7,611	7,722
Accrued expenses and other current liabilities	8,602	10,244
Total current liabilities	21,014	22,767

Long-term debt, net of current portion	197,699	200,699
Deferred rent	349	382
Deferred income tax liabilities	21,011	19,739
Mandatorily redeemable preferred stock, net of issuance costs (liquidation preference of $23,478 and $22,478 at March 31, 2012 and December 31, 2011, respectively)	22,721	21,677
Total liabilities	262,794	265,264

Commitments and contingencies
Common stock subject to redemption	1,135	1,235
Stockholders’ equity:
Common stock, $.001 par value; non-convertible, 15,000,000 shares authorized at March 31, 2012 and December 31, 2011; 11,482,500 and 11,487,500 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	11	11
Additional paid-in capital	224,239	224,239
Accumulated deficit	(80,855)	(75,031)
Total stockholders’ equity	143,395	149,219
Total liabilities and stockholders’ equity	$407,324	$415,718

The accompanying notes are an integral part of these interim consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31
	2012	2011
	(In Thousands)

Sales	$36,836	$37,491
Cost of goods sold	20,537	20,158
Gross profit	16,299	17,333

Operating expenses:
General and administrative	2,645	2,825
Sales and marketing	6,739	5,576
Research and development	2,014	3,243
Amortization of intangibles	2,286	2,290
Restructuring and other costs	1,168	1,156
Total operating expenses	14,852	15,090
Operating income	1,447	2,243

Other income (expenses):
Interest expense, net	(5,856)	(5,209)
Other income (expense)	(3)	–
Total other expense, net	(5,859)	(5,209)
Loss before income tax provision	(4,412)	(2,966)
Income tax provision	(1,412)	(1,352)
Net loss	$(5,824)	$(4,318)

The accompanying notes are an integral part of these interim consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31
	2012	2011
	(In Thousands)
Operating activities
Net loss	$(5,824)	$(4,318)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,349	3,380
Amortization of debt issuance costs	515	476
Deferred revenue	516	–
Deferred income taxes	1,272	1,272
Redeemable preferred stock accretion, net	1,044	426
Deferred rent	(43)	(37)
Changes in operating assets and liabilities:
Accounts receivable	621	72
Inventories	(82)	457
Prepaid expenses and other	(489)	(248)
Accounts payable	(111)	(4,750)
Accrued liabilities	(2,148)	(65)
Net cash used in operating activities	(1,380)	(3,335)

Investing activities
Purchases of property, plant and equipment	(424)	(292)
Net cash used in investing activities	(424)	(292)

Financing activities
Payment of debt issuance costs	–	(570)
Repayment of long-term debt	(3,000)	–
Repurchase of common stock from management stockholders	(100)	–
Net cash used in financing activities	(3,100)	(570)
Net decrease in cash and cash equivalents	(4,904)	(4,197)

Cash and cash equivalents at beginning of period	17,070	6,896
Cash and cash equivalents at end of period	$12,166	$2,699

The accompanying notes are an integral part of these interim consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2012

(Unaudited)

1. Description of Business

NM Holding Company, Inc. (New Holdings) commenced operations on November 1, 2010. New Holdings’ only activities relate to the ownership of capital stock in its wholly-owned subsidiary, Navilyst Medical Holdings, Inc. (Holdings) and activities related thereto. Holdings commenced operations on February 14, 2008 upon the acquisition of Boston Scientific Corporation’s (BSC) Fluid Management and Venous Access operations by its wholly-owned subsidiary Navilyst Medical, Inc. (the Acquisition). Holdings’ only activities relate to its ownership of capital stock in Navilyst Medical, Inc. and activities related thereto. New Holdings and Holdings were both formed at the direction of, and are controlled by, Avista Capital Partners.

New Holdings, Holdings and Navilyst Medical, Inc. are collectively referred to as the Company.

The Company has two main businesses. The Fluid Management operation designs, manufactures, and markets single-use medical products for use primarily in the manual management of fluid delivery associated with catheterization procedures, invasive monitoring and blood and fluid waste control. The Company’s Venous Access products are used by clinicians to treat critically-ill patients through the delivery of chemotherapy drugs, antibiotics and nutritional support and consist of devices that provide access to the venous system and allow for delivery of medication or fluids. The Company is headquartered in Marlborough, MA and has its manufacturing and distribution facilities in Glens Falls, NY.

2. Summary of Significant Accounting Policies

Basis of Presentation

On November 1, 2010, Holdings’ primary stockholder (Avista Capital Partners) and management stockholders (collectively, the Holdings equity holders) entered into separate Contribution and Security Exchange Agreements (the Exchange Agreements) with New Holdings. Pursuant to the Exchange Agreements, the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings (the Exchange) and Holdings became a wholly-owned subsidiary of New Holdings. At the time of the Exchange, New Holdings and Holdings were under common control and, accordingly, New Holdings accounted for the Exchange at historical cost. For all periods prior to the Exchange, Holdings has been identified as the predecessor entity due to the fact that New Holdings did not exist prior to the Exchange. Accordingly, the financial statements for all

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

periods prior to November 1, 2010 reflect the activities of Holdings and the financial statements for all periods after November 1, 2010 reflect the consolidated activities of both Holdings and New Holdings.

The consolidated balance sheet as of March 31, 2012, the consolidated statements of operations for the three months ended March 31, 2012 and 2011, and the consolidated statements of cash flows for the three months ended March 31, 2012 and 2011 are unaudited. The consolidated balance sheet as of December 31, 2011 was derived from audited consolidated financial statements. In the opinion of the Company, all adjustments (which include only normally recurring adjustments) necessary to state fairly the financial position, results of operations and cash flows as of and for the periods ended March 31, 2012 and 2011 have been made.

All intercompany accounts and transactions between New Holdings, Holdings and Navilyst Medical, Inc. have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make assumptions and estimates that affect the reported amounts and disclosures of assets and liabilities, derivative financial instruments and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts and disclosures of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is primarily derived from the sale of single-use medical devices. Revenue is considered to be realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of a sales arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price is fixed or determinable; and (iv) collectability is reasonably assured. These criteria are generally met at the time of shipment when the risk of loss and title passes to the customer or distributor.

The Company offers sales discounts to certain customers and these sales discounts are recorded as a reduction of revenue. In addition, the Company has entered into certain agreements with group purchasing organizations to sell products to participating hospitals at prenegotiated prices.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The terms of the Company’s agreements with group purchasing organizations generally do not provide for rebates or other incentives.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts

The Company provides reserves against trade receivables for estimated losses that may result from a customer’s inability to pay. The amount is determined by analyzing known uncollectible accounts, aged receivables, economic conditions or industry trends, historical losses and customer creditworthiness. Amounts determined to be uncollectible are charged or written off against the reserve in the period such determination is made.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and accounts receivable. The Company’s policy is to place its cash and cash equivalents in highly rated financial institutions. The Company provides credit, in the normal course of business, without requiring collateral to hospitals, health care agencies, clinics, doctors’ offices, and other private and governmental institutions. The Company performs ongoing credit evaluations of customers and maintains allowances for potential credit losses. The Company’s customer base is geographically diversified across both the U.S. and international markets. As of March 31, 2012 and December 31, 2011, there are no customer trade accounts receivable that individually would be considered an adverse concentration of credit risk for the Company.

Inventories

The Company states inventories at the lower of cost, using the first-in, first-out method, or market. The Company bases its provisions for excess, obsolete or expired inventory primarily on estimates of forecasted net sales levels and historical trends. A significant change in the timing or level of demand for products as compared to forecasted amounts may result in recording additional provisions for excess or expired inventory in the future. The industry in which the Company participates is characterized by rapid product development and frequent new product

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

introductions. Uncertain timing of next-generation product approvals, variability in product launch strategies, product recalls and variation in product utilization all impact the estimates related to excess and obsolete inventory.

Property, Plant and Equipment

Property, plant and equipment additions are stated at cost. Property, plant and equipment balances are depreciated over the estimated remaining useful lives of the assets using the straight-line method. Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income and expense in the unaudited consolidated statements of operations.

The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The amount of impairment, if any, is measured based on fair value, which is determined by either a quoted market price or by a discounted cash flow technique, whichever is more appropriate under the circumstances. No such impairments were recognized during the three months ended March 31, 2012 and 2011.

Intangible Assets

All intangible assets were acquired in connection with the Acquisition and were recorded at estimated fair value. Definite-lived intangible assets related to trademarks and supply/sales agreements are amortized over their estimated useful lives using the straight-line method. Definite-lived intangible assets related to customer relationships and patents are amortized using an accelerated method that reflects the pattern in which the economic benefits of the asset are consumed.

The Company reviews definite-lived intangible assets for impairment whenever it is determined that adverse conditions exist or a change in circumstances has occurred that may indicate impairment or a change in the remaining useful life. If an impairment indicator exists, the intangible asset is tested for recoverability. If the carrying value of the intangible asset exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset, the carrying value of the intangible asset is written-down to estimated fair value in the period identified.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Indefinite-lived intangible assets are reviewed at least annually for impairment and to reassess their classification as indefinite-lived assets. The Company performs the annual impairment test during the fourth quarter. To test for impairment, the estimated fair value of the indefinite-lived intangible asset is compared to the carrying value. If the carrying value exceeds the estimated fair value, the carrying value is written down to the estimated fair value.

Fair value of intangible assets is generally calculated as the present value of estimated future cash flows expected to be generated from the asset using a risk-adjusted discount rate. In determining estimated future cash flows associated with intangible assets, the Company uses estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset. The use of alternative assumptions, including estimated cash flows, discount rates, and alternative estimated remaining useful lives could result in different estimates of fair value.

There were no impairments of intangible assets recognized during the three months ended March 31, 2012 and 2011.

Goodwill

The Company believes the factors contributing to the goodwill that resulted from the Acquisition include (but are not limited to), the manufacturing capacity and efficiency of the Company’s facilities, securing long-term rights to certain technology and brand names, and access to the long-term customer relationships of the Company’s products.

The Company accounts for goodwill in accordance with Accounting Standards Codification (ASC) Topic 350, Intangibles – Goodwill and Other. Goodwill is not amortized but is instead tested at least annually for impairment, or more frequently when events or changes in circumstances indicate that the assets might be impaired. This impairment test is performed annually during the fourth quarter at the reporting unit level. The Company evaluates goodwill for impairment at the entity level as management has determined that the Company’s operations comprise a single reporting unit. Goodwill is considered to be impaired if the carrying value of the reporting unit, including goodwill, exceeds the reporting unit’s fair value. The Company has determined that no goodwill impairment exists at March 31, 2012.

The Company’s goodwill is deductible for tax purposes.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Debt Issuance Costs

Costs associated with the Company’s credit facilities are capitalized and amortized over the term of the related credit facility.

Income Taxes

The Company accounts for income taxes under the provisions of ASC Topic 740, Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation, which generally requires all share-based payments to employees to be recognized in the financial statements based on their grant-date fair value.

Research and Development

The Company expenses research and development costs, including new product development programs, regulatory compliance and clinical research, as incurred.

Costs Associated with Employee Termination Benefits

The Company accounts for employee termination benefits that represent a one-time benefit in accordance with ASC Topic 420, Exit or Disposal Cost Obligations. The Company recognizes expense related to employee termination benefits over the employee’s future service period, if any.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Restructuring and Other Costs

Restructuring and other costs includes (i) certain restructuring costs, including those associated with transitioning the Company to a stand-alone entity, (ii) expenses incurred related to transition agreements with BSC and (iii) management fees paid to New Holdings’ primary shareholder (see Note 14). Amounts classified as restructuring and other costs in the accompanying unaudited statement of operations for the three months ended March 31, 2012, include approximately $0.3 million in litigation related costs, approximately $0.2 million in costs for transitional independent consultants, approximately $0.1 million in incremental costs to resolve a sales backorder issue created by the implementation of a new information system, and approximately $0.6 million in other costs, including costs incurred in connection with the AngioDynamics transaction (Note 16) and management fees paid to New Holdings’ primary shareholder. Amounts classified as restructuring and other costs for the three months ended March 31, 2011, include approximately $0.3 million in incremental costs to resolve a sales backorder issue created by the implementation of a new information system, approximately $0.3 million in costs for transitional independent consultants, and approximately $0.6 million in other costs, including costs related to employee termination benefits and management fees paid to New Holdings’ primary shareholder.

Restructuring and Other Costs

In September 2011, the FASB issued Accounting Standards Update (ASU) 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The “more likely than not” threshold is defined as having a likelihood of more than 50 percent. We are required to adopt ASU 2011-08 for annual and interim goodwill impairment tests after December 15, 2011 and do not believe its adoption will have a significant impact on our future results of operations or financial position.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Inventories

Inventories consist of the following:

	March 31	December 31
	2012	2011
	(In Thousands)

Raw materials	$6,913	$6,414
Work in process	4,874	4,606
Finished goods	9,687	10,372
Net inventories	$21,474	$21,392

4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Estimated	March 31	December 31
	Useful Life	2012	2011
	(in Years)	(In Thousands)

Land and improvements	-	$524	$524
Building and improvements	7-33	14,637	14,637
Machinery and production equipment	1-12	14,926	14,832
Computer hardware and software	1-7	13,692	13,617
Other equipment	1-10	3,755	3,528
Construction in progress	-	1,616	1,588
		49,150	48,726
Less accumulated depreciation		(17,752)	(16,690)
Total property, plant and equipment, net		$31,398	$32,036

Depreciation expense was approximately $1.1 million for each of the three months ended March 31, 2012 and 2011.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Intangible Assets

Gross carrying amounts and related accumulated amortization for the Company’s definite-lived intangible assets are as follows:

		March 31 2012		December 31 2011
	Useful	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Life	Amount	Amortization	Amount	Amortization
	(in Years)	(In Thousands)

Trademarks	15	$5,900	$(1,623)	$5,900	$(1,524)
Customer relationships	20	99,800	(23,201)	99,800	(21,816)
Patents	7-12	12,600	(4,904)	12,600	(4,607)
Supply/Sales agreements with BSC	2-7	11,400	(5,979)	11,400	(5,507)
Total definitive-lived intangibles		$129,700	$(35,707)	$129,700	$(33,454)

Amortization expense related to definite-lived intangible assets was approximately $2.3 million for each of the three months ended March 31, 2012 and 2011. Future amortization expense related to intangible assets is expected to be approximately $6.7 million for the remainder of 2012, approximately $8.9 million for 2013, approximately $8.7 million for 2014, approximately $7.0 million for 2015, and approximately $6.6 million for 2016.

The Company has an indefinite-lived intangible asset related to a Fluid Management trademark. The carrying amount of the Fluid Management trademark was $12.7 million at both March 31, 2012 and December 31, 2011. The Company’s goodwill balance was approximately $206.4 million at both March 31, 2012 and December 31, 2011.

6. Debt Issuance Costs

Debt issuance costs primarily consist of bank lending and legal fees related to borrowings and any subsequent amendments to those borrowings (Note 8). Debt issuance costs consist of the following:

	March 31	December 31
	2012	2011
	(In Thousands)

Debt issuance costs	$13,276	$13,276
Less accumulated amortization	(7,279)	(6,764)
Debt issuance costs, net	$5,997	$6,512

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	March 31	December 31
	2012	2011
	(In Thousands)

Interest	$2,545	$3,811
Deferred revenue	2,138	1,622
Payroll and related expenses	1,846	1,647
Research and development expenses	229	329
Employee termination benefits	137	282
Legal and professional fees	129	361
Other	1,578	2,192
Total accrued liabilities	$8,602	$10,244

The following is a rollforward of our accrual for employee termination benefits, which is reported as a component of accrued expenses in the accompanying unaudited consolidated balance sheet:

Accrual as of January 1, 2011	$720
Charges	759
(Payments)	(1,197)
Accrued as of December 31, 2011	282
Charges	–
(Payments)	(145)
Accrued as of March 31, 2012	$137

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Debt

Long-term debt consists of the following:

	March 31	December 31
	2012	2011
	(In Thousands)

First Lien Term Loan	$125,000	$128,000
Second Lien Term Loan	77,500	77,500
Total debt	202,500	205,500
Less current portion	(4,801)	(4,801)
Long-term debt, net of current portion	$197,699	$200,699

The Company’s First Lien Credit Agreement consists of (i) a seven-year amortizing $135.0 million term loan with a balloon payment due upon maturity (the First Lien Term Loan) and (ii) a six-year $40.0 million revolving credit facility (the Revolver). The Company’s Second Lien Credit Agreement consists of a 7.5 year, $77.5 million term loan with a balloon payment due upon maturity (the Second Lien Term Loan). The First Lien and Second Lien Credit Agreements are collectively referred to as the Credit Agreements.

On February 9, 2010, the Company entered into an amendment to the Credit Agreements that increased the interest rates on borrowings outstanding under the First and Second Lien Credit Agreements. In recognition of these amendments to the interest rates, the Company was granted certain adjustments to the financial covenants included in the Credit Agreements.

On November 1, 2010, March 16, 2011, September 30, 2011 and April 11, 2012, the Company entered into amendments to the Credit Agreements whereby the Company was granted certain adjustments to the financial covenants included in the Credit Agreements in exchange for a fee paid to the lenders. Fees paid were capitalized and will be amortized over the remaining term of the Credit Agreements.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Debt (continued)

The First Lien Term Loan requires quarterly principal repayments in the amount of $337,500 starting in June 2008 through December 2014, with the remaining principal due at maturity in February 2015. The First Lien Term Loan may be prepaid without penalty at any time in increments of $500,000 and is subject to mandatory annual prepayments based on 50% (or a lesser percentage upon achievement of certain financial ratios) of excess cash flow as defined in the First Lien Credit Agreement. Required quarterly and mandatory annual prepayments of $5.5 million and optional prepayments of $3.1 million have been made through March 31, 2012. These payments have been applied to satisfy required quarterly principal repayments through December 2014. As a result, the next required quarterly principal repayment is not due until February 2015. At March 31, 2012, a mandatory annual prepayment of approximately $4.8 million due in 2012 is classified as a current liability in the accompanying unaudited consolidated balance sheet. The First Lien Term Loan bears interest (as amended) at the elected (i) base rate as defined in the First Lien Credit Agreement plus 4.00%, or (ii) London Interbank Offered Rate (LIBOR) plus 5.00%. The borrowing rate at March 31, 2012, was approximately 5.24%.

The Second Lien Term Loan is due to be repaid in August 2015. The Second Lien Term Loan may be prepaid at any time so long as payment in full of the First Lien Term Loan has occurred. The Second Lien Term Loan bears interest (as amended) at an annual fixed rate of 13.00%. Interest payments are due quarterly in arrears on the last day of each calendar quarter.

Amounts borrowed under the Revolver are due in February 2014. The Revolver has a commitment fee on undrawn balances of 0.50%, payable in arrears on the last day of each calendar quarter. The Revolver bears interest (as amended) at the elected (i) base rate as defined in the First Lien Credit Agreement plus 4.00%, or (ii) LIBOR plus 5.00%. Under the Revolver, the Company may request Letters of Credit at any time and from time to time prior to February 2014 up to an aggregate amount of $10.0 million. As of March 31, 2012, the Company did not have any outstanding borrowings under the Revolver and there were no outstanding letters of credit.

Borrowings under the First Lien Term Loan, the Revolver and the Second Lien Term Loan are secured by substantially all of the assets of the Company.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Debt (continued)

Interest expense under the Credit Agreements was approximately $4.3 million for both the three months ended March 31, 2012 and 2011. There was no capitalized interest included in these amounts for both the three months ended March 31, 2012 and 2011. Interest expense reported in the accompanying unaudited consolidated statements of operations includes approximately $0.5 million of amortization expense related to debt issuance costs for both the three months ended March 31, 2012 and 2011, respectively.

The Credit Agreements contain financial covenants that require the Company to maintain (i) a maximum consolidated total debt (net of the lesser of unrestricted cash or $10.0 million) to consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization subject to adjustment for certain noncash and other charges) ratio measured each calendar quarter, (ii) a minimum consolidated adjusted EBITDA to consolidated cash interest expense ratio measured each calendar quarter, and (iii) a maximum annual capital expenditure limit. Other restrictive covenants contained in the Credit Agreements include certain restrictions on (i) additional indebtedness, (ii) creation of liens, (iii) fundamental organizational changes, (iv) the sale of assets, (v) additional investments, (vi) payment of dividends or any other distributions and (vii) affiliate transactions. The Credit Agreements also contain conditions precedent to borrowing, events of default (including change of control) and covenants customary for facilities of this nature. The Company was in compliance with these covenants at March 31, 2012 and December 31, 2011.

Future debt maturities are as follows (in thousands):

2012 (remaining nine months)	$4,801
2013	–
2014	–
2015	197,699
$202,500

The future debt maturities do not give effect to any mandatory repayments of the First Lien Term Loan related to the generation of future excess cash flow.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Mandatorily Redeemable Preferred Stock

In connection with the Exchange on November 1, 2010 and separately on September 30, 2011, New Holdings issued 8,000 and 12,000 shares, respectively, of Series A Redeemable Preferred Stock (the Redeemable Preferred Stock) at a price per share of $1,000 to Avista Capital Partners and certain other investors for gross proceeds of $8.0 million and $12.0 million, respectively. Holders of the Redeemable Preferred Stock are entitled to annual cumulative cash dividends equal to 20% of the Redeemable Preferred Stock accumulated value, payable either when declared by the Board of Directors or upon the redemption of the Redeemable Preferred Stock. The accumulated value represents the sum of the original purchase price of the Redeemable Preferred Stock plus, on each anniversary of the original date of issue, any accumulated and unpaid dividends. Dividends on the Redeemable Preferred Stock are in preference to any declaration or payment of any dividend to the holders of common stock.

The Redeemable Preferred Stock is not convertible and the Company is required to redeem all outstanding shares of the Redeemable Preferred Stock at the accumulated value, plus any accrued and unpaid dividends that have not been previously added to the accumulated value, on March 31, 2016. In the event the Company completes a refinancing of all or a portion of the Company’s capital structure, as defined, the Board of Directors has the right to designate a date prior to March 31, 2016, for the redemption of the Redeemable Preferred Stock. If the Company is unable to fully fund any mandatory redemption of the Redeemable Preferred Stock, the Company must use any funds legally available to redeem the maximum possible number of shares of Redeemable Preferred Stock being redeemed on a pro-rata basis among the holders of the Redeemable Preferred Stock. At any time thereafter when additional funds become legally available, the Company will redeem any remaining shares of the Redeemable Preferred Stock. Any shares of the Redeemable Preferred Stock that remain outstanding subsequent to a mandatory redemption date will continue to accumulate dividends until the shares have been redeemed.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of all debts and liabilities of the Company, the holders of the Redeemable Preferred Stock will be entitled, before any payment to the holders of common stock, an amount in cash per share of the Redeemable Preferred Stock equal to the sum of the accumulated value plus all accumulated and unpaid dividends that have not previously been added to the accumulated value. If the remaining assets of the Company are insufficient to pay the holders of the Redeemable Preferred Stock the full amount to which they are entitled, the remaining assets of the Company will be distributed to the holders of Redeemable Preferred Stock on a pro-rata basis.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Mandatorily Redeemable Preferred Stock (continued)

Holders of Redeemable Preferred Stock are not entitled to vote on any matters. As long as the Redeemable Preferred Stock is outstanding, the Company may not, without the consent of the holders of a majority of the shares of the Redeemable Preferred Stock, perform certain activities. Such activities include amending New Holdings’ articles of incorporation in a manner that adversely affects the holders of the Redeemable Preferred Stock, increasing or decreasing the number of authorized shares of Redeemable Preferred Stock, issuing shares of capital stock having rights, preferences or privileges senior to or on par with the Redeemable Preferred Stock, or liquidating, dissolving or winding-up the affairs of the Company.

The Redeemable Preferred Stock is considered a mandatorily redeemable instrument and, accordingly, is classified as a liability in the consolidated balance sheet pursuant to the provisions of ASC 480, Distinguishing Liabilities from Equity.

In connection with the issuance of the Redeemable Preferred Stock, the Company paid approximately $0.7 million in cumulative funding and commitment fees to Avista Capital Partners and certain other investors and $0.2 million in cumulative professional fees. These amounts have been recorded as a reduction to the carrying amount of the Redeemable Preferred Stock in the unaudited consolidated balance sheet and are being amortized to interest expense through March 31, 2016.

The Company accrues dividends on the Redeemable Preferred Stock regardless of whether such dividends have been declared by the Board of Directors. Accumulated and unpaid dividends of approximately $3.5 million at March 31, 2012 are included as a component of the Redeemable Preferred Stock balance in the unaudited consolidated balance sheet and are considered as a component of interest expense in the unaudited consolidated statement of operations.

10. Stockholders’ Equity

As previously described, on November 1, 2010 the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings. For periods prior to November 1, 2010, the common stock amounts reflected in the consolidated financial statements represent those of Holdings as the predecessor entity (Note 2).

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Stockholders’ Equity (continued)

The common stock held by management stockholders before and after the Exchange is subject to the terms of certain agreements between management and either Holdings or New Holdings, as applicable, (the Shareholder Agreements) which, among other things, place restrictions on the transfer of shares.

Pursuant to the Shareholder Agreements, the applicable employees could elect to have the Company redeem their common stock (including any common stock subsequently obtained via option exercise) at fair market value in the event of death or permanent disability. As of March 31, 2012 and December 31, 2011, 56,750 and 61,750 outstanding common shares, respectively, were subject to these terms. The Company also has the ability to repurchase common stock from the applicable employees at fair market value, except in the event of termination for cause or voluntary termination without good reason in which case the repurchase right is at the lower of cost or fair market value. The repurchase rights expire upon the occurrence of an initial public offering, except for those repurchase rights related to termination for cause or voluntary termination without good reason which expire two years following the date of an initial public offering.

11. Employee Benefits

Stock-Based Compensation

As previously described, on November 1, 2010 the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings. The terms of the New Holdings stock options received in the Exchange are identical to the terms of the original stock option awards.

During 2008, Holdings established the 2008 Equity Incentive Plan (the 2008 Stock Option Plan), pursuant to which 1,153,750 shares of Holdings’ common stock were reserved for issuance. The 2008 Stock Option Plan was terminated in connection with the Exchange and replaced with the New Holdings 2010 Equity Incentive Plan (the 2010 Equity Incentive Plan), pursuant to which 1,153,750 shares of New Holdings’ common stock were reserved for issuance. Participation in the 2008 Stock Option Plan and the 2010 Equity Incentive Plan is limited to certain key employees and directors of, or consultants or advisors to, the Company or its affiliates. No options have been granted to consultants or advisors.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Employee Benefits (continued)

As of both March 31, 2012 and December 31, 2011, the Company had granted to employees 695,000 options under the 2010 Equity Incentive Plan and had 458,750 shares available for future grants to employees. Stock options were granted at exercise prices not less than the fair market value of the Company’s common stock at the date of grant.

Common stock obtained via option exercise is subject to the redemption and repurchase provisions contained in the Shareholder Agreements and described in Note 10. The lower of cost or market repurchase right is considered by management to be a forfeiture provision.

The Company accounts for stock options pursuant to ASC Topic 718 Compensation – Stock Compensation, which requires that the cost of equity-based service awards be measured based on the grant-date fair value of the award and recognized in the Company’s financial statements. Cost is generally recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period. As a result of the repurchase right contained in the Shareholder Agreements which serves as a forfeiture provision, the Company did not recognize any compensation expense related to stock options outstanding during the three months ended March 31, 2012 and 2011. The Company will begin recognizing compensation expense on outstanding stock options upon determination that the lower of cost or market repurchase right is probable of expiration.

12. Income Taxes

The provision for income taxes consists of the following:

	March 31
	2012	2011
	(In Thousands)
Current:
State and local	$140	$80
Deferred:
Federal	1,170	1,170
State and local	102	102
Total income tax expense	$1,412	$1,352

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Income Taxes (continued)

The deferred tax provision relates to the tax effects of the Company’s tax-deductible indefinite-lived intangible asset and goodwill balances that cannot be offset against the Company’s deferred tax assets. These assets are not amortized for financial reporting purposes. However, these assets are amortized over 15 years for tax purposes. As such, deferred income tax expense and a related deferred tax liability arise as a result of the tax-deductibility of these assets. The resulting deferred tax liability, which is expected to continue to increase over time, will have an indefinite life and will remain on the Company’s balance sheet unless there is an impairment of the related assets for financial reporting purposes or the business to which those assets relate is disposed of. Since this deferred tax liability could have an indefinite life, it is not offset against the Company’s deferred tax assets when determining the required valuation allowance.

The Company has recorded a valuation allowance against its deferred tax assets (primarily net operating loss carryforwards) as of March 31, 2012 and December 31,2011 because the Company’s management believes that it is more likely than not that these assets will not be realized.

Net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a full Section 382 limitation study as of March 31, 2012.

The Company’s reserves related to income taxes are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. At March 31, 2012 and December 31, 2011, the Company had no unrecognized tax benefits.

The statute of limitations for assessment by the Internal Revenue Service and state tax authorities is open for tax years ending December 31, 2011, 2010, 2009 and 2008. There are currently no federal or state audits in progress.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Commitments and Contingencies

Legal Proceedings

The Company is subject to legal proceedings, claims and liabilities, which arise in the ordinary course of business and are generally covered by insurance or are not material. In addition, on December 21, 2011, Cardinal Health Canada 204, Inc. (Cardinal Health) filed a demand for arbitration pursuant to the terms of the International Distributorship Agreement entered into as of November 1, 2008 between the Company and Cardinal Health. Cardinal Health claims that it is entitled to damages, including damages for lost profits and treble damages, and injunctive relief based on the Company’s decision to terminate the International Distributorship Agreement. The parties have entered into a written stipulation to stay the proceedings in this matter pending the outcome of a related litigation brought by Cardinal Health against three of the Company’s current employees (all of whom are former employees of Cardinal Health) in the Ontario Superior Court of Justice (Cardinal Health Canada, Inc. v. Alexander, Sohi, & Campbell, Superior Court of Justice, Ontario, Canada, No. CV-11-440418 (the Ontario Litigation)). If this matter proceeds following the stay, the Company intends to deny the allegations contained in the demand for arbitration and to advance counterclaims against Cardinal Health. In the Ontario Litigation, Cardinal Health filed a complaint on November 25, 2011 alleging that the defendants breached certain obligations arising out of their employment with Cardinal Health and engaged in wrongful acts in connection with the Company’s decision to terminate the International Distributorship Agreement. In the complaint, Cardinal Health is seeking injunctive relief and damages, including approximately $7 million of alleged lost profits as well as $500,000 of punitive, exemplary and aggravated damages. The defendants filed a response denying the allegations contained in the complaint. The Company has entered into a joint defense agreement with the defendants in the Ontario Litigation, pursuant to which the Company has agreed, subject to certain conditions, to indemnify the defendants for all legal fees relating to the Ontario Litigation as well as any damages or cost awards arising out of the Ontario Litigation. While the Company intends to vigorously defend against these actions, each of these cases is in the preliminary stages and, as a result, the ultimate outcome of these cases and their potential financial impact on the Company are not determinable at this time.

14. Related-Party Transactions

The Company pays an annual management fee of $500,000 to Avista Capital Partners, New Holdings’ primary shareholder. Such management fees paid by the Company are included as a component of restructuring and other costs in the unaudited consolidated statements of operations.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Fair Value Measurements

ASC Topic 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

•
Level 1 – Observable inputs such as quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2 – Other inputs that are observable, directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

•
Level 3 – Unobservable inputs used when little or no market data is available and require the Company to develop its own assumptions about how market participants would price the assets or liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company incorporates credit valuation adjustments to reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

There were no financial assets or liabilities measured at fair value on a recurring basis at March 31, 2012 or December 31, 2011.

The estimated fair value of the Company’s long-term debt approximated its carrying value at March 31, 2012.

16. Subsequent Events

On January 30, 2012, AngioDynamics Inc. entered into a definitive agreement to acquire the Company from current shareholders for $375 million with closing expected in the second calendar quarter of 2012.

The Company evaluated subsequent events occurring after the balance sheet date and up to the time financial statements were available to be issued on May 14, 2012, and concluded that there was no event of which management was aware that occurred after the balance sheet date that would require any adjustment to the accompanying consolidated financial statements, except as disclosed above.